EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 28, 2007, except for Note 14, as to which the date is March 22, 2007, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Leap Wireless International, Inc., and our report dated May 16, 2005, except for Note 14, as to which the date is March 22, 2007, relating to the financial statements of Leap Wireless International, Inc. which appear in Leap Wireless International Inc.’s Current Report on Form 8-K dated March 23, 2007. We also consent to the references to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
San Diego, California
March 22, 2007